Tesoro Enters Into New $2.0 Billion Revolving Credit Facility

•	New credit facility becomes unsecured if investment grade credit rating is achieved

•	Credit availability not subject to borrowing base redeterminations

•	Tesoro continues on path to investment grade

SAN ANTONIO - October 3, 2016 - Tesoro Corporation (NYSE:TSO) today announced that the Company has entered into a new senior secured revolving credit agreement with a group of banks led by JPMorgan Chase Bank. The new $2.0 billion, four-year cash flow credit facility replaces Tesoro’s previous $3.0 billion asset based credit facility, which was scheduled to mature in November 2019. The new facility is not subject to borrowing base redeterminations, which might otherwise reduce credit availability.

While the new credit facility is currently guaranteed by certain Tesoro subsidiaries and collateral, these guarantees and collateral will be released and the facility will become unsecured upon Tesoro achieving an investment grade credit rating from either Moody’s Investors Service or S&P Global Ratings.

The new credit facility, which matures in September 2020, can be expanded up to an aggregate $2.25 billion prior to Tesoro achieving an investment grade rating and $3.0 billion if Tesoro achieves an investment grade rating.

“This new credit facility, along with our continued strong cash generation and capital allocation discipline, provides us with the financial flexibility to achieve our strategic growth objectives while optimizing our capital structure and strengthening our credit profile,” said Steven Sterin, Executive Vice President and CFO. “We remain committed to driving shareholder value creation by focusing on growing the company and operating with financial discipline. We believe this improved credit facility brings us closer to becoming investment grade.”

About Tesoro Corporation
Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of over 895,000 barrels per day and ownership in a logistics business, which includes an interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,400 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline(TM), Rebel(TM) and Tesoro® brands.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our ability to obtain an investment grade credit rating, to generate cash flow, to exercise financial discipline, to achieve our strategic growth objectives, to optimize our capital structure, to strengthen our credit profile and to grow.

For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702